As filed with the Securities and Exchange Commission on October 8, 2013

Registration No. 333-189302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 to

FORM S-4 on FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CONTANGO OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	95-4079863
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

717 Texas Avenue, Suite 2900

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Crimson Exploration Inc. 2005 Stock Incentive Plan,

as amended and restated effective as of October 1, 2013

and as assumed by Contango Oil & Gas Company, effective October 1, 2013

(Full title of the Plan(s))

John A. Thomas

Vice President, General Counsel and Corporate Secretary

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, Texas 77002

(Name and address of agent for service)

(713) 236-7413

(Telephone Number, including area code, of agent for service)

WITH COPIES TO

Richard A. Shortz, Esq.

Morgan, Lewis & Bockius LLP

300 South Grand Avenue, 22nd Floor

Los Angeles, California 90071

(213) 612-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.04 per share	136,882 shares (2)	(3)	(3)	(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Contango Oil & Gas Company (the “Registrant” or “Contango” or “we”), par value $0.04 per share (“Contango Common Stock”) that may become issuable under the Crimson Exploration Inc. (“Crimson”) 2005 Stock Incentive Plan, as amended and restated effective as of October 1, 2013 and as assumed by Contango Oil & Gas Company, effective October 1, 2013 (the “Crimson Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)	Represents shares of common stock of the Registrant issuable upon exercise of stock options outstanding or issuable under the Crimson Plan at the time of its assumption by the Registrant pursuant to that certain Agreement and Plan of Merger among the Registrant, a wholly-owned subsidiary of the Registrant and Crimson Exploration Inc., dated as of April 29, 2013 (the “Merger Agreement”).

(3)	All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registrant’s Registration Statement on Form S-4 (No. 333-189302), which registered a total of 4,005,056 shares of Contango Common Stock, including the 136,882 shares being registered hereby.

EXPLANATORY NOTE

On October 1, 2013, shareholders of Contango and Crimson approved the merger of Crimson with and into a subsidiary of Contango, referred to as the “transaction,” pursuant to which Crimson became a wholly owned subsidiary of Contango. In connection with the transaction, Contango filed a Registration Statement on Form S-4 (No. 33-189302) registering the Contango common stock to be issued in connection with the transaction. As part of our Form S-4 we registered 4,005,056 shares of Contango common stock, par value $0.04 per share ( the “Contango Common Stock”), to be issued in connection with such transaction.

We are now filing this Post-Effective Amendment No. 2 to the Form S-4 on Form S-8 relating to the offer and sale of 136,882 shares of Contango Common Stock, to be issued in connection with the Crimson Exploration Inc. 2005 Stock Incentive Plan, as amended and Restated as of October 1, 2013 and as assumed by Contango Oil & Gas Company, effective October 1, 2013 (the “Crimson Plan”).

One hundred thirty six thousand eight hundred eighty two shares of Contango Common Stock issuable upon the exercise of stock options outstanding or issuable under the Crimson Plan were previously registered on the Form S-4 and are being transferred to the Form S-8. All filing fees payable in connection with the registration of the Contango Common Stock covered by the Form S-4 were paid by Contango at the time of the initial filing of the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of this Registration Statement (the “Part I Information”) in respect of the Crimson Plan will be sent or given to participants in such Plan as specified by Rule 428(b)(1) under the Securities Act. The documents made available to the Crimson Plan participants are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the Commission on August 29, 2013;

(b)	The Registrant’s Current Reports on Form 8-K filed on August 12, 2013, August 13, 2013, August 14, 2013, August 23, 2013, September 9, 2013 and October 2, 2013;

(c)	The description of the Registrant’s common stock which is contained in the Registration Statement on Form 8-A (File No. 001-16317) filed with the Commission on January 16, 2001, including any amendments or reports the Registrant files for purposes of updating that description; and

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that such person is fairly and reasonably entitled to indemnification.

The Certificate of Incorporation and Bylaws of the Registrant provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law. Applicable law permits indemnification for all matters (including those asserted in derivative actions) except for those determined by a court to have constituted willful misconduct or recklessness.

The Registrant has obtained directors’ and officers’ liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 2 to Form S-4 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 8th day of October 2013.

CONTANGO OIL & GAS COMPANY

By:	/s/ E. Joseph Grady
E. Joseph Grady Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

Each person whose signature appears below constitutes and appoints E. Joseph Grady and Sergio Castro and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 2 to Form S-4 on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Form S-4 on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Allan D. Keel Allan D. Keel	President, Chief Executive Officer and Director (Principal Executive Officer)	October 8, 2013

/s/ E. Joseph Grady E. Joseph Grady	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 8, 2013

Signature	Title	Date

/s/ Yaroslava Makalskaya Yaroslava Makalskaya	Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 8, 2013

/s/ B.A. Berilgen B.A. Berilgen	Director	October 8, 2013

/s/ B. James Ford B. James Ford	Director	October 8, 2013

/s/ Brad Juneau Brad Juneau	Director	October 8, 2013

/s/ Lon McCain Lon McCain	Director	October 8, 2013

/s/ Charles M. Reimer Charles M. Reimer	Director	October 8, 2013

/s/ Joseph J. Romano Joseph J. Romano	Director	October 8, 2013

/s/ Steven L. Schoonover Steven L. Schoonover	Director	October 8, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1(1)	Certificate of Incorporation of Contango Oil & Gas Company

4.2(2)	Amended and Restated Bylaws of Contango Oil & Gas Company, as amended through October 1, 2013

4.3(3)	Amendment to the Certificate of Incorporation of Contango Oil & Gas Company

5.1	Opinion and consent of Morgan, Lewis & Bockius LLP

10.1(4)	Crimson Exploration Inc. 2005 Stock Incentive Plan, as amended and restated effective as of October 1, 2013 and as assumed by Contango Oil & Gas Company, effective October 1, 2013

10.2(4)	Form of Stock Option Conversion Agreement.

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm for Contango Oil & Gas Company

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 above)

24	Powers of Attorney (included on signatures pages to this Registration Statement)

(1)	Filed as an exhibit to the Registrant’s report on Form 8-K filed with the Commission on December 15, 2000, and incorporated herein by reference.
(2)	Filed as Exhibit 3.1 to the Registrant’s report on Form 8-K filed with the Commission on October 2, 2013.
(3)	Filed as an exhibit to Registrant’s report on Form 10QSB for the period ended September 30, 2002, filed with the Commission on November 14, 2002, and incorporated herein by reference.
(4)	Filed as an exhibit to the Registrant’s report on Form 8-K filed with the Commission on October 2, 2013, and incorporated herein by reference.